EXHIBIT 99.1

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS COMPLETES ACQUISITION
                   OF LINCOLN PRINTING OF FORT WAYNE, INDIANA

     HOUSTON, TEXAS - August 19, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the completion of its acquisition of Lincoln Printing Corporation. Terms of the transaction were not disclosed.

     Lincoln Printing, a high-quality commercial printer, has served Fort Wayne, Indiana and its surrounding communities for the past 39 years. This acquisition, coupled with the recently announced letter of intent to purchase Metropolitan Printing in Bloomington, establishes Consolidated Graphics' presence in Indiana.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Lincoln Printing is a good example of the caliber of companies we acquire. Well managed under the leadership of Randy Roberts and the technical expertise of Ralph Hilker, Lincoln Printing is a company dedicated to providing its customers superior products and service."

     Consolidated Graphics is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 47 companies nationwide with annualized revenues in excess of $555 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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